Exhibit 7.04

As of October 22, 2007

GS Direct LLC

Macquarie Infrastructure Partners International, L.P.

Macquarie Infrastructure Partners Canada, L.P.

Macquarie Infrastructure Partners A, L.P.

125 West 55th Street, 22nd Floor

New York, NY 10019

Highly Confidential

Attn:	Chris Leslie
Gerald Cardinale

Project Marlin

$455 Million Senior Secured Credit Facilities

Commitment Letter

Ladies and Gentlemen:

Macquarie Infrastructure Partners International, L.P., Macquarie Infrastructure Partners Canada, L.P. and Macquarie Infrastructure Partners A, L.P (collectively,”MIP”) and GS Direct LLC (“Direct LLC” and together with MIP, “you”) have advised Wachovia Bank N.A., London Branch(“Wachovia”), HSBC Securities (USA) Inc. (“HSBC Securities”) and HSBC Bank USA, National Association. (“HSBC Bank” and together with HSBC Securities, “HSBC” and, together with Wachovia, the “Commitment Parties” or “we” or “us”) that MIP (together with any subsidiaries or affiliates of MIP (including, Macquarie Bank Limited (“MBL”) and affiliates of MBL) and any fund or entity sponsored, managed or advised by MIP, MBL or any affiliate or subsidiary, the “Macquarie Investors”), and Direct LLC (together with any subsidiaries or affiliates of Direct LLC, (including, the Goldman Sachs Group, Inc. (“GS”) and affiliates of GS and any fund nor entity sponsored, managed or advised by Direct LLC or GS or any affiliate or subsidiary, the “Goldman Investors”) and certain members of management of the Target (the “Management Investors” and together with the Macquarie Investors and the Goldman Investors, the “Investors”) are forming a corporation or limited liability company (“Bidco” or the “Borrower”) that, together with the ultimate parent company of Bidco (“Holdings”), intends to enter into a merger agreement (the “Merger Agreement”) pursuant to which Bidco will merge (the “Merger”) with and into to a North Carolina corporation, code-named Marlin, (the “Target”). As used below, each of the terms “Bidco” and “Borrower” means, prior to the Merger, Bidco and, after giving effect to the Merger, Target as the survivor of the Merger. Upon the effectiveness of the Merger, all of the issued and outstanding stock of Target, the survivor of the merger, will ultimately be owned by Holdings.

In addition, you have proposed to the Commitment Parties that, in connection with the consummation of the Merger, the Borrower will enter into senior secured credit facilities in an aggregate principal amount of up to $455 million (the “Facilities”) comprising a senior secured (i) term loan facility in an aggregate principal amount of up to $310 million (the “Term Loan Facility”), (ii) capital expansion facility in an aggregate principal amount of up to $75 million (the “Capital Expansion Facility”) and (iii) revolving credit facility in an aggregate principal amount of up to $70 million (the “Revolving Credit Facility”).

The Merger and the borrowings under the Facilities by the parties described herein, the contribution by the Investors of equity financing (the “Equity Financing”) of approximately $400 million (including approximately $175 million of “rollover” equity and shareholder loan from the Management Investors and approximately $225 million of equity and shareholder loans contributed by the Macquarie Investors and the Goldman Investors), the repayment of certain existing indebtedness of the Target and the payment of fees, commissions and expenses in connection with each of the foregoing are referred to collectively as the “Transaction”.

1. Commitments. In connection with the foregoing, (a) Wachovia (acting alone or through one of its affiliates selected by it) is pleased to advise you of its commitment to provide 50% of the Facilities, (b) HSBC Bank (acting alone or through one of its affiliates selected by it) is pleased to advise you of its commitment to provide 50% of the Facilities, (c) Wachovia and HSBC Securities are pleased to advise you of their willingness to act, and you hereby appoint and designate them as the joint lead arrangers and book running managers (collectively, the “Lead Arranger”) for the Facilities, to form a syndicate of financial institutions and other lenders (collectively, the “Lenders”) reasonably acceptable to us and in consultation with you for the Facilities and (d) certain other titles and roles, including administrative agent (the “Administrative Agent”) are set forth in the Summary of Terms and Conditions attached hereto as Exhibit A (the “Term Sheet”, and together with this letter, the “Commitment Letter”) and you hereby appoint and designate Wachovia (acting alone or through one of its affiliates selected by it) and/or HSBC (acting alone or through one of its affiliates selected by it) in the capacity and with the titles set forth in the Term Sheet and Wachovia and HSBC are each pleased to advise of its willingness to act in such capacities.

The Facilities will be on the terms and conditions set forth in the Term Sheet. The date of the initial funding under the Facilities is referred to as the “Closing Date” and the consummation of the Transactions is referred to as the “Closing”.

2. Syndication. The Lead Arranger intends to commence syndication of the Facilities prior to Closing and promptly after your acceptance of the terms of this Commitment Letter and the confidential fee letter dated as of the date hereof related hereto among you and the Commitment Parties (the “Fee Letter”) (and reserve the right to syndicate subsequent to Closing). The commitment of the Commitment Parties hereunder shall be reduced dollar-for-dollar as and when corresponding commitments on the terms of the Term Sheet or as otherwise agreed by you are received from the Lenders; it being understood that, notwithstanding such syndication and acceptance of such corresponding commitments, the Commitment Parties shall be obligated to make available the full amount of their respective initial commitments hereunder on the Closing Date, notwithstanding the failure of any other Lender to fund its commitment. You agree to assist the Lead Arranger in achieving a syndication of the Facilities that is reasonably satisfactory to the Lead Arranger in consultation with you. Such assistance shall include (a) your providing and causing your advisors to provide the Lead Arranger and the Lenders upon request with all information reasonably requested to complete such syndication, (b) at the request of the Lead Arranger, assisting (and using commercially reasonable efforts to cause the Target to assist) in the preparation of a confidential information memorandum, including for Public Lenders,(c) using your commercially reasonable efforts to ensure that the syndication efforts of the Lead Arranger benefit materially from your existing lending relationships and the existing lending relationships of the Target and (d) otherwise assisting the Lead Arranger in its syndication efforts, including by making your officers and advisors, and using your commercially reasonable efforts to make the officers and advisors of the Target, available from time to time to attend and make presentations regarding the business and prospects of Bidco and the Target, as appropriate, at one or more meetings of prospective Lenders (in each case, at reasonable times and locations to be mutually agreed upon). Without limiting your obligations to assist with syndication efforts as set forth above, the completion of such syndication is not a condition to the commitments hereunder.

It is understood and agreed that the Lead Arranger will manage and control, in consultation with you, all aspects of the syndication of the Facilities, including decisions as to the selection of prospective Lenders and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the

Lenders, all in consultation with you. It is understood that, unless otherwise agreed in writing by the Lead Arranger, no Lender will receive compensation from you in order to obtain its commitment, except on the terms contained in the Commitment Letter and Fee Letter. It is also understood and agreed that the amount and distribution of the fees and titles among the Lenders will be at the sole discretion of the Lead Arranger, after consultation with you.

Your agreements in this Section 2 shall continue and survive until the earlier to occur of (a) the six month anniversary of the Closing, and (b) the date a Successful Syndication (as defined in the Fee Letter) has been achieved.

3. Information Requirements. You hereby represent and warrant that, to the best of your knowledge, (a) all written factual information, other than Financial Statements and Projections (each as defined below) and information of a general economic or industry nature, which has been or is hereafter made available to the Lead Arranger or any of the Lenders by you or any of your representatives (or on your or their behalf) in connection with any aspect of the Transaction (the “Information”), when taken as a whole, is, or will be, when furnished, complete and correct in all material respects and does not, or will not, when furnished and taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading; (b) all financial statements made available to the Lead Arranger or any of the Lenders by you or any of your representatives (or on your or their behalf) in connection with any aspect of the Transaction (the “Financial Statements”) present fairly in all material respects the financial condition of the entities covered thereby as of the date thereof and the results of such entities’ operations for the periods indicated therein in accordance with GAAP and (c) all financial projections concerning you or the Target that have been or are hereafter made available to the Lead Arranger or any of the Lenders by you or any of your representatives (or on your or their behalf) (the “Projections”) have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time of preparation of such Projections; provided, however, although the Projections are (or will be) necessarily presented with numerical specificity, the actual results achieved during the periods presented may differ from the projected results (and such differences may be material); and no representation can be, is being or will be given with respect to whether Bidco will achieve the results set forth in the Projections. You agree to furnish us with such Information and Projections and to supplement the Information, Financial Statements and the Projections from time to time until the Closing Date so that the representation and warranty in the immediately preceding sentence remains correct, taking into account any supplements to the Information and Projections delivered prior to the Closing Date. In issuing this commitment and in arranging and syndicating each of the Facilities, you recognize and confirm that we (a) are and will be using and relying on the Information, Financial Statements and the Projections without independent verification thereof, and (b) do not assume responsibility for the accuracy or completeness of the Information, Financial Statements and the Projections.

You hereby acknowledge and agree that the Lead Arranger may make available some or all of the Information, Financial Statements, Projections and other marketing materials and presentations, including confidential information memoranda (collectively, the “Informational Materials”), to the potential Lenders by posting the Informational Materials on SyndTrak Online or Intralinks or by other similar electronic means (collectively, the “Electronic Means”). You hereby further acknowledge and agree that (i) potential Lenders (the “Public Lenders”) may not wish to receive material non-public information with respect to the Borrower, Holdings, MidCo, the Target and their respective subsidiaries or any of their respective securities and (ii) you will identify and conspicuously mark any Informational Materials that consist solely of Public Information as “PUBLIC”, and (iii) you will identify and conspicuously mark any Informational Materials that include any information, data and materials that are not Public Information as “PRIVATE AND CONFIDENTIAL”. As used herein, “Public Information” means data and materials that are either (A) publicly available or (B) not material with respect to the Borrower, Holdings, MidCo, the Target and their respective subsidiaries or any of their respective securities for purposes of United States federal and state securities laws.

4. Fees and Indemnities. You agree to reimburse us, from time to time on demand, for all reasonable properly documented or invoiced out-of-pocket fees and expenses (including, but not limited to, the reasonable fees and expenses of one lead counsel and of any other local counsel retained by or on behalf of the Lead Arranger (but limited to one such counsel in each applicable jurisdiction) incurred by the Lead Arranger in connection with this

Commitment Letter, the Facilities, the syndication thereof, the preparation of definitive documentation for the Facilities (the “Finance Documents”) and the enforcement thereof, any amendment to or waiver of any provision of this Commitment Letter or the Finance Documents, and the other transactions contemplated hereby.

You, Holdings, MidCo and the Borrower also agree to jointly and severally indemnify and hold harmless each Commitment Party, each Lead Arranger, the Administrative Agent, the Collateral Agent, each Lender and each of our and their respective affiliates and each of their officers, directors, employees, partners, agents, advisors and other representatives and each of their heirs, successors and assigns (each an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable properly documented or invoiced out-of-pocket fees and disbursements of counsel) (“Claims”) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any aspect of this Commitment Letter, the Finance Documents and the Transaction or (b) the Facilities or any use made or proposed to be made with the proceeds thereof, except to the extent such Claims resulted from such Indemnified Party’s gross negligence, willful misconduct or bad faith. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, the Investors or creditors, an Indemnified Party or any third party, whether or not an Indemnified Party is otherwise a party thereto and whether or not any aspect of the Transaction is consummated; provided that such indemnity shall not apply to disputes solely between or among the Lenders (except that each of the Administrative Agent and Collateral Agent, acting in such capacity, shall be indemnified subject to the terms hereof) or to successful claims brought by you. You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or your subsidiaries or affiliates or to your or their respective equity holders or creditors arising out of, related to or in connection with any aspect of this Commitment Letter, the Transaction, the Finance Documents, the Facilities, or the transmission of Informational Materials by Electronic Means except only for direct (as opposed to special, indirect, consequential or punitive) damages determined by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, willful misconduct or bad faith. The foregoing provisions in this paragraph shall be superseded in each case by substantially equivalent applicable provisions contained in the Finance Documents upon execution thereof and thereafter shall have no further force and effect.

You, the Borrower, MidCo and Holdings shall not settle any Claim or action arising out of the Transactions without the prior written consent of each Indemnified Party affected thereby, which consent will not be unreasonably withheld, unless such settlement provides for a full and unconditional release of all liabilities arising out of such claim or action against such Indemnified Party and does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of any Indemnified Party.

4. Conditions to Financing. The commitments of the Commitment Parties in respect of the Facilities and their undertaking to provide the services described herein are subject to the satisfaction (or waiver) of the conditions set forth in Paragraph 29 of the Term Sheet and the following conditions precedent: (a) our being reasonably satisfied that from date hereof until the date of Successful Syndication (as defined in the Fee Letter), there shall be no issuances of any debt security (including convertible securities) or commercial bank or other credit facilities by Holdings, MidCo, Bidco or, following the Closing Date, by the Target or any of their respective subsidiaries (and prior to the Closing Date, you agree to use your commercially reasonable efforts to cause Target and its subsidiaries not to do so) other than the Facilities and unsecured subordinated affiliate debt and other indebtedness that does not in the reasonable judgment of the Lead Arrangers materially interfere with the syndication of the Facilities without, in each case, the prior written consent of the Lead Arranger; (b) the preparation, execution and delivery of mutually agreeable definitive Loan Documents incorporating substantially the terms and conditions outlined in this Commitment Letter and (c) your compliance in all material respects with the terms of this Commitment Letter, including, without limitation, the payment in full of all fees, expenses and other amounts payable under this Commitment Letter and the Fee Letter.

Notwithstanding anything in this Commitment Letter, the Term Sheet, the Fee Letter, the Loan Documents or any other letter agreement or other undertaking concerning the financing of the transactions contemplated hereby to the contrary, (a) the only representations relating to Target and its subsidiaries that shall be required to be made as a condition to availability of the Facilities on the Financial Closing Date (as defined in the Term Sheet attached hereto) shall be (i) those representations made by or on behalf of Target and its subsidiaries set forth in the Merger Agreement that are material to the interest of the Lenders and the breach of which allows Bidco and HoldCo to terminate the Merger Agreement (without regard to whether any notice is required to be delivered) and (ii) the representations and warranties set forth in the Term Sheet relating to power and authority of the Borrower and the Guarantors to enter into the Loan Documents, the enforceability against the Borrower and the Guarantors of the Loan Documents, compliance by the Borrower and the Guarantors with margin regulations, no conflicts with respect to requirements of law, organizational and governing documents and material contracts of the Borrower prior to the Merger and MidCo, and the non-applicability of the Investment Company Act to the Borrower or the Guarantors. The terms of the Loan Documents shall not impair the availability of the Facilities on the Closing Date if the conditions set forth herein and in the Term Sheet are satisfied (it being understood that, to the extent any guarantee or collateral (other than collateral in which a security interest is perfected by filing a UCC-1 or delivering possession) required to be provided in Exhibit A under “Guarantors” or “Collateral” is not provided on the Closing Date after your use of commercially reasonable efforts to do so, the delivery of such guarantee and/or collateral shall not constitute a condition precedent to the availability of the Facilities on the Closing Date but shall be required to be delivered after the Closing Date pursuant to arrangements to be mutually agreed).

5. Confidentiality. This Commitment Letter and the Fee Letter and the contents hereof and thereof are confidential and, except for the disclosure hereof or thereof on a confidential basis to the Investors, your and the Investors’ respective officers, employees, agents, accountants, attorneys and other professional advisors retained in connection with the Transaction, may not be disclosed in whole or in part to any person or entity without our prior written consent; provided, however, it is understood and agreed that you may disclose this Commitment Letter (including the Term Sheet) but not the Fee Letter (except as redacted to the reasonable satisfaction of the Lead Arranger and without redaction of the “market flex” terms) on a confidential basis to the board of directors, trustees, special committee and advisors of the Target in connection with the Transaction. After your acceptance of this Commitment Letter and the Fee Letter, you may make any filings in any public record in that your counsel advises is required by law and you may make such disclosures in any legal, judicial or administrative proceedings or as otherwise required by applicable law or compulsory legal process or as required by any governmental authority or self regulatory body or the rules of any applicable stock exchange.

In connection with the services and transactions contemplated hereby, you agree that the Commitment Parties are permitted to access, use and share with any of their bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives, any information concerning you or the Target or any of your or their respective affiliates that is or may come into the possession of the Commitment Parties or any of their respective affiliates. The Commitment Parties and their affiliates will treat confidential information relating to you or the Target and your and their respective affiliates with the same degree of care as it treats its own confidential information.

You should be aware that each Commitment Party and its affiliates may be providing financing or other services to parties whose interests may conflict with yours. However, be assured that, consistent with our longstanding policy to hold in confidence the affairs of our customers, we will not furnish confidential information obtained from you to any of our other customers, except as may be required by applicable law or regulation or order. By the same token, we will not make available to you confidential information that we have obtained or may obtain from any other customer. You hereby acknowledge and agree that in connection with all aspects of each transaction contemplated by this Commitment Letter, you, on the one hand, and each Commitment Party and any affiliate through which each Commitment Party may be acting, on the other hand (each, a “Transaction Affiliate”), have an arm’s length business relationship that creates no fiduciary duty on the part of the Commitment Parties or any Transaction Affiliate and each expressly disclaims any fiduciary relationship.

As you know, each of HSBC and Wachovia is a full service securities firm engaged, either directly or through its affiliates in various activities, including securities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, HSBC and Wachovia and their respective affiliates may actively trade the debt and equity securities (or related derivative securities) which may be the subject of the arrangements contemplated by this letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities. HSBC and Wachovia or their respective affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of the Target or other companies which may be the subject of the arrangements contemplated by this letter.

6. Survival of Obligations. The provisions of numbered sections 3, 4 and 6 shall remain in full force and effect regardless of whether the Loan Documents are executed and delivered and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of the Commitment Parties hereunder. Notwithstanding the foregoing, your obligations (a) under section 3 of this letter and under the Fee Letter shall terminate at Closing and shall, following Financial Closing, be obligations solely of the Borrower and (b) with respect to indemnification under section 4 of this letter shall be superseded by the Loan Documents in accordance with the last sentence of section 4.

7. Miscellaneous. This Commitment Letter and the Fee Letter may be executed in counterparts which, taken together, shall constitute an original. Delivery of an executed counterpart of this Commitment Letter or the Fee Letter by facsimile or other electronic transmission (i.e. “pdf” or “tiff”) shall be effective as delivery of a manually executed counterpart thereof.

THIS COMMITMENT LETTER AND THE FEE LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING WITHOUT LIMITATION SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK). EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS COMMITMENT LETTER (INCLUDING, WITHOUT LIMITATION, THE TERM SHEET), THE FEE LETTER, THE TRANSACTION AND THE OTHER TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY OR THE ACTIONS OF THE COMMITMENT PARTIES IN THE NEGOTIATION, PERFORMANCE, ADMINISTRATION OR ENFORCEMENT HEREOF. IN ADDITION, YOU HEREBY CONSENT TO THE SERVICE OF ANY AND ALL PROCESS WITH RESPECT TO ALL MATTERS RELATING TO THIS COMMITMENT LETTER, THE SUMMARY OF TERMS, THE FEE LETTER AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, BY THE MAILING OF COPIES OF SUCH PROCESS TO IN THE CASE OF MIP, AT 125 WEST 55TH STREET, 22ND FLOOR, NEW YORK, NY 10019 AND IN THE CASE OF DIRECT LLC, AT 85 BROAD STREET, NEW YORK, NY 10004 OR IN ANY OTHER MANNER PERMITTED BY LAW.

This Commitment Letter, together with the Term Sheet and the Fee Letter, embody the entire agreement and understanding between the Commitment Parties and you and your affiliates with respect to the specific matters set forth above and supersede all prior agreements and understandings relating to the specific matters hereof. No party has been authorized by the Commitment Parties to make any oral or written statements that are inconsistent with this Commitment Letter.

Each of HSBC and Wachovia hereby notifies you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (as the same may be extended and in effect from time to time, the “PATRIOT Act”), they and each Lender are required to obtain, verify and record information that identifies the Borrower, which information includes the name, address, tax identification number and other information regarding the Borrower that will allow each Lender to identify the Borrower in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to HSBC and Wachovia and each Lender.

This Commitment Letter is not assignable by you without our prior written consent (and any purported assignment without such consent shall be void) and is intended to be solely for the benefit of the parties hereto, the Lenders and the Indemnified Parties and this Commitment Letter may not be amended or otherwise modified without the express written consent of each party hereto. Nothing herein, express or implied, is intended to or shall confer upon any other third party any legal or equitable right, benefit, standing or remedy or any nature whatsoever under or by reason of this Commitment Letter. Notwithstanding anything to the contrary contained in the foregoing, so long as you remain liable until the Termination Date for your obligations hereunder notwithstanding any such assignment, you shall be permitted to assign your rights and obligations hereunder and under the Fee Letter to Bidco (or another controlled affiliate of Investors) pursuant to, and upon execution and delivery to the Lead Arranger of, an assignment and assumption agreement in form and substance reasonably acceptable to the Lead Arranger.

All commitments and undertakings of the Commitment Parties under this Commitment Letter will expire at 5:00 p.m. (New York City time) on November 5, 2007 unless you execute this Commitment Letter as provided below and the Fee Letter as provided therein and return them to us prior to that time. Thereafter, all commitments and undertakings of the Commitment Parties hereunder will expire on the earliest to occur (the “Termination Date”) of (a) the date that is the termination date of the Merger Agreement (as extended by agreement of the parties thereto), (b) your abandonment of the Merger or the closing of the Merger, (c) the Closing Date. (d) the “End Date” as defined in the Merger Agreement draft dated the date hereof and (e) March 31, 2008.

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We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

Wachovia Bank N.A., London Branch

By:	/s/Thomas K. Burke
Name:	Thomas K. Burke
Title:	Managing Director, Structured Asset Finance - Europe

HSBC Securities (USA) Inc.

By:	/s/ Duncan Caird
Name:	Duncan Caird
Title:	Managing Director

HSBC Bank USA, National Association

By:	/s/ Michael Whalen
Name:	Michael Whalen
Title:	Managing Director

Accepted and Agreed as of the date first above written:

GS Direct LLC

By:	/s/ Gerald J. Cardinale
Name:	Gerald J. Cardinale
Title:	Managing Director

Macquarie Infrastructure Partners A L.P. by its General Partner, Macquarie

Infrastructure Partners U.S. GP LLC, by its Manager and Attorney-in-Fact, Macquarie

Infrastructure Partners Inc.

By:	/s/ Mark Wong
Name:	Mark Wong
Title:	Treasurer

By:	/s/ Chris Leslie
Name:	Chris Leslie
Title:	President

Macquarie Infrastructure Partners International L.P. by its General Partner, Macquarie

Infrastructure Partners U.S. GP LLC, by its Manager and Attorney-in-Fact, Macquarie

Infrastructure Partners Inc.

By:	/s/ Mark Wong
Name:	Mark Wong
Title:	Treasurer

By:	/s/ Chris Leslie
Name:	Chris Leslie
Title:	President

Macquarie Infrastructure Partners Canada, L.P. by its General Partner, Macquarie

Infrastructure Partners Canada GP LTD., by its Manager and Attorney-in-Fact,

Macquarie Infrastructure Partners Inc.

By:	/s/ Mark Wong
Name:	Mark Wong
Title:	Treasurer

By:	/s/ Chris Leslie
Name:	Chris Leslie
Title:	President

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